EXHIBIT 23

                    INDEPENDENT ACCOUNTANTS' CONSENT


The Board of Directors
Darden Restaurants, Inc.:

      We consent to incorporation by reference in the Registration Statement (No. 33-93854) on Form S-3 and Registration Statements (Nos. 33-92702 and 33-92704) on Form S-8 of Darden Restaurants, Inc. of our report dated June 18, 1996, relating to the consolidated balance sheets of Darden Restaurants, Inc. and subsidiaries as of May 26, 1996 and May 28, 1995 and the related consolidated statements of earnings and cash flows for each of the fiscal years in the three-year period ended May 26, 1996, which report is incorporated by reference to page 15 of the Registrant's 1996 Annual Report to Stockholders in the May 26, 1996 annual report on Form 10-K of Darden Restaurants, Inc.

                         KPMG Peat Marwick LLP


Orlando, Florida
August 13, 1996